TAO MINERALS LTD.

Registered holder:
Certificate number: 000
Date of issue:
Number:

Incorporated under the laws of the State of Nevada

Share Certificate No.	Type of Stock	Par Value	Date of Issuance	No of Shares
**000**	COMMON	$ 0.001

TAO MINERALS LTD.

THIS CERTIFIES THAT [NAME OF SHAREHOLDER]

is the registered holder of shares of common stock fully paid and non-assessable in the capital of Tao Minerals Ltd., and subject to the Articles and Bylaws of the Company, transferable on the books of the Company by the registered holder in person, or by Attorney duly authorized in writing, upon surrender of the Certificate properly endorsed.

IN WITNESS WHEREOF the Company has caused this
Certificate to be signed by its duly authorized officer

_____________________________________________
Don Axent, President

*SEE REVERSE SIDE OF THIS CERTIFICATE FOR RESTRICTIONS*